Exhibit 99.1

TransMedics Reports Third Quarter 2022 Financial Results

Net revenue of $25.7 million, comprised of $24.3 million in sales revenue and $1.4 million favorable adjustment

2022 Revenue Guidance Range Raised to $80 million to $85 million

Andover, Mass. – November 3, 2022 - TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended September 30, 2022.

Recent Highlights

▪

Net revenue of $25.7 million in the third quarter of 2022, a 378% increase compared to the third quarter of 2021 and a 25% increase compared to the second quarter of 2022.  Includes $1.4 million favorable adjustment due to updated estimate of accrued clinical trial contra revenue.

▪	Revenue excluding $1.4 million adjustment in estimate was $24.3 million, a 349% increase compared to the third quarter of 2021 and an 18% increase compared to the second quarter of 2022.
▪	Transplant centers’ use of the National OCS Program (NOP) drove approximately 90% of total US revenue.
▪	Completed public offering of common stock for approximately $140 million in net proceeds.

“We are very pleased with our third quarter and year-to-date performance and the strong clinical demand for our OCS technology and NOP integrated offering,” said Waleed Hassanein, MD, President, and Chief Executive Officer. “We strongly believe that we are in the early stages of capitalizing on the significant greenfield opportunity that we have created in the transplant space.  We now plan to leverage the solid foundation that we have established in 2022 to drive TransMedics into its next growth phase in 2023.”

Third Quarter 2022 Financial Results

Net revenue for the third quarter of 2022 was $25.7 million, a 378% increase compared to $5.4 million in the third quarter of 2021. This included a favorable revenue impact of $1.4 million as a result of a change in estimate related to accrued clinical trial contra revenue, as compared to a negative impact of less than $0.1 million of clinical trial related contra revenue in the third quarter of 2021.  Revenue from sales to customers was $24.3 million, a 349% increase compared to $5.4 million in the third quarter of 2021.  The increase was due primarily to the contribution of revenue attributed to OCSTM Heart and OCSTM Liver, sales of which were driven by the company’s NOP.

Gross margin for the third quarter of 2022 was 71%, including a 2.0 percentage point favorable impact from the adjustment to clinical trial related contra revenue, as compared to 70% in the third quarter of 2021.

Operating expenses for the third quarter of 2022 were $23.7 million, compared to $15.5 million in the third quarter of 2021 and compared to $24.1 million in the second quarter or 2022. The increase in operating expense from the prior year was driven primarily by increased investment in the company’s NOP, our next generation OCS™ platform, as well as further investments in general commercial efforts and corporate infrastructure. Third quarter operating expenses in 2022 included $2.7 million of stock compensation expense, compared to $2.0 million of stock compensation in the third quarter of 2021.

Net loss for the third quarter of 2022 was $7.4 million, compared to $13.0 million in the third quarter of 2021.

Cash and cash equivalents were $204.5 million as of September 30, 2022, which includes the net proceeds from the recent public offering and debt refinancing.

2022 Financial Outlook

TransMedics is updating full year 2022 revenue to be in the range of $80 million to $85 million, excluding the $1.4 million favorable change in estimate for contra revenue, which represents 164% to 181% growth compared to the company’s prior year revenue. TransMedics’ prior 2022 net revenue guidance was $67 million to $75 million.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Thursday, November 3, 2022. Investors interested in listening to the conference call may do so by dialing (844) 200-6205 for domestic callers or (929) 526-1599 for international callers, followed by Conference ID: 241968. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full year guidance, and statements about our operations, financial position, and business plans. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; the fluctuation of our financial results from quarter to quarter; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; our ability to expand access to OCS through the National OCS Program; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform; our dependence on a limited number of customers for a significant portion of our net revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States and the European Union; our ability to adequately respond to FDA follow-up inquiries in a timely manner; the timing and our ability to commercialize and market our OCS products; the performance of our third-party suppliers and manufacturers; price increases of the components of our products; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to attract and retain key personnel; the impact of the outbreak of COVID-19, including variants of the virus and associated containment, remediation and vaccination efforts; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available by our annual and quarterly reports and other filings that we make from time to time with the SEC. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure, gross revenue from sales to customers. The Company’s management believes that the presentation of this measure provides useful information to investors. This measure may assist investors in evaluating the Company’s operations, period over period. However, this measure may exclude items that may be highly variable and of a size that could have a substantial impact on the Company’s reported results of operations for a particular period. Management uses this and other non-GAAP measures internally for evaluation of the performance of the business. Investors should consider this non-GAAP measure only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$25,683	$5,370	$62,084	$20,594
Cost of revenue	7,568	1,597	17,515	6,421
Gross profit	18,115	3,773	44,569	14,173
Gross Margin	71%	70%	72%	69%
Operating expenses:
Research, development and clinical trials	6,808	5,163	21,056	15,990
Selling, general and administrative	16,851	10,335	48,171	26,283
Total operating expenses	23,659	15,498	69,227	42,273
Loss from operations	(5,544)	(11,725)	(24,658)	(28,100)
Other income (expense):
Interest expense	(787)	(979)	(2,719)	(2,896)
Other expense, net	(1,076)	(249)	(2,087)	(532)
Total other expense, net	(1,863)	(1,228)	(4,806)	(3,428)
Loss before income taxes	(7,407)	(12,953)	(29,464)	(31,528)
Provision for income taxes	(19)	(9)	(47)	(19)
Net loss	$(7,426)	$(12,962)	$(29,511)	$(31,547)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	$(0.47)	$(1.03)	$(1.14)
Weighted average common shares outstanding, basic and diluted	30,229,936	27,701,252	28,729,649	27,564,589

* Reconciliation of Gross to Net revenue for certain payments made to customers (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gross revenue from sales to customers	$24,303	$5,413	$60,704	$21,717
Less: clinical trial payments reducing revenue	(1,380)	43	(1,380)	1,123
Total net revenue	$25,683	$5,370	$62,084	$20,594

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$204,462	$25,580
Marketable securities	—	66,872
Accounts receivable	22,035	5,934
Inventory	18,575	14,859
Prepaid expenses and other current assets	5,514	5,460
Total current assets	250,586	118,705
Property and equipment, net	18,472	9,841
Operating lease right-of-use assets	5,315	5,847
Restricted cash	500	500
Total assets	$274,873	$134,893
Current liabilities:
Accounts payable	$3,080	$6,651
Accrued expenses and other current liabilities	15,976	16,337
Deferred revenue	226	250
Operating lease liabilities	1,407	—
Total current liabilities	20,689	23,238
Long-term debt, net of discount	58,540	35,197
Operating lease liabilities, net of current portion	7,787	8,604
Total liabilities	87,016	67,039
Total stockholders' equity	187,857	67,854
Total liabilities and stockholders' equity	$274,873	$134,893